Exhibit 99.1

Press Release | 04/16/2018

Mexus terminates JV agreement with MarMar Holdings; Update on 8 Brothers project

CABORCA, Mexico, April 16, 2018 (GLOBE NEWSWIRE) -- Mexus Gold US

(OTCQB: MXSG) (“Mexus” or the “Company”) announced today that Mexus Gold Mining SA De CVA, a subsidiary of Mexus Gold US, is terminating its joint venture agreement with MarMar Holdings. The agreement outlined the contractual obligations at the Santa Elena project in Caborca, Sonora State, Mexico. The decision to terminate the agreement was made due to MarMar’s lack of funding for the project, non-compliance with various aspects of the agreement, and their inability to meet environmental standards at the site. Lack of funding by MarMar resulted in a disappointing 8.5oz Au produced in the last 22 months. The agreement stipulated that MarMar was to provide the funding, equipment, and fully operate the mine. Unfortunately, this did not occur.

Mexus will move forward with the proper equipment and personnel at the Santa Elena project. Mexus President Paul Thompson states that the company has contracted with a security firm to provide 24-hour services at the mine site. There is equipment on site to produce 500 tons a day and plans are in place to begin hiring staff with production beginning shortly thereafter. In addition, safety fencing will be installed and required site clean-up will occur that will satisfy any environmental concerns at the property. Two separate parties are running tests on the heap leach pad to determine the next steps to allow for recovery of gold and silver within the system.

Using previously developed geological mapping the company plans to mine the Julio quartz vein and the adjacent shear zone via open pit mining. The existing Julio vein, with depths to 30 meters and widths from 1 to 4 meters, has values ranging from 1.5 to 186 grams Au per ton. The adjacent shear zone carries values from .5 to 17 grams Au per ton. Mexus estimates that the shear zone will average 2.5 grams per ton gold equivalent with the Julio vein values being much higher. Additional equipment will be purchased which will enable the company to increase production to 1000 tons a day and beyond. The company will announce a non-dilutive capital raise plan in the very near future.

Lead geologist for Mexus MX, Cesar Lemas, announced that progress at the 8 Brothers project has slowed due to holidays in Mexico and the recent developments at the Santa Elena mine. All the necessary equipment has arrived at the mine site including the large VAT gold recovery tank. It is expected that installation and set-up of all systems will be completed by June 1st, 2018. Mr. Lemas continues to assay material from the mine site showing 3 to 12 grams per ton Au and 30 grams Ag which should equate to excellent returns once the system is operational.

About Mexus Gold US

Mexus Gold US is an American based mining company with holdings in Mexico. The fully owned Santa Elena mine is located 54km NW of Caborca, Mexico. Mexus also owns rights to the Ures property located 80km N of Hermosillo, Mexico. This property contains 6900 acres and has both gold and copper on the property. Founded in 2009, Mexus Gold US is committed to protecting the environment, mine safety and employing members of the communities in which it operates.

For more information on Mexus Gold US, visit www.mexusgoldus.com.

Cautionary Statement

Forward looking Statement: Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.

CONTACT: Inquiries - Paul Dent, 425-478-4908 pdent@mexusgoldus.com